UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2005

SONIC AUTOMOTIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-13395	56-201079
(Commission File Number)	(IRS Employer Identification No.)

5401 E. Independence Boulevard, Charlotte, North Carolina	28212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 566-2400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 10, 2005, based on the Compensation Committee’s recommendations, the Board of Directors of Sonic Automotive, Inc. (“Sonic”) approved changes in the compensation paid to Sonic’s non-employee directors effective for the fiscal year ending December 31, 2005. The material terms of the compensation payable to non-employee directors are set forth below.

Beginning in 2005, each non-employee director will receive a $35,000 annual cash retainer payable in quarterly installments. Sonic’s lead independent director and the chairperson of the audit committee will receive an additional annual cash retainer of $12,500. The chairperson of the compensation committee will receive an additional annual cash retainer of $10,000, and the chairperson of the nominating and corporate governance committee will receive an additional annual cash retainer of $7,500. Each non-employee director will also receive $2,000 for each board meeting attended in person and $1,000 for each board meeting attended telephonically. In addition, committee members will receive the following fees for attending meetings of a committee on which they serve: $2,000 for each audit committee meeting attended in person or telephonically; and $1,500 for each other committee meeting attended in person and $1,000 for each other committee meeting attended telephonically.

The Board of Directors also approved a formula restricted stock plan for non-employee directors to award non-employee directors $60,000 of restricted stock during each year of service. This formula restricted stock plan will be subject to stockholder approval at Sonic’s upcoming annual meeting. If the plan is approved, awards under the formula restricted stock plan will be in lieu of the regularly scheduled grants of options to purchase 10,000 shares of the Company’s Class A Common Stock under the Company’s current Formula Stock Option Plan for Independent Directors, including grants scheduled to be awarded in 2005. If the restricted stock plan is approved by the Company’s stockholders at the upcoming annual meeting, the current Formula Stock Option Plan for Independent Directors will be terminated.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONIC AUTOMOTIVE, INC.

By:	/s/ Stephen K. Coss
Stephen K. Coss
Senior Vice President and General Counsel

Dated: February 15, 2005

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